TYSON FOODS REPORTS FOURTH QUARTER AND FISCAL 2019 RESULTS
DELIVERS RECORD SALES; EXPECTS EARNINGS GROWTH IN FISCAL 2020

Springdale, Arkansas – November 12, 2019 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Fourth Quarter		Twelve Months Ended
	2019	2018	2019	2018
Sales	$10,884	$9,999	$42,405	$40,052
Operating Income	604	819	2,827	3,032

Net Income	372	537	2,035	3,027
Less: Net Income Attributable to Noncontrolling Interests	3	—	13	3
Net Income Attributable to Tyson	$369	$537	$2,022	$3,024

Net Income Per Share Attributable to Tyson	$1.01	$1.47	$5.52	$8.19

Adjusted¹ Operating Income	$686	$822	$2,977	$3,268

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.21	$1.58	$5.46	$6.16
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release. Adjusted net income per share attributable to Tyson guidance is provided on a non-GAAP basis because certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. A further explanation of providing non-GAAP guidance is included at the end of this release.
Fiscal 2019 Highlights

•	GAAP EPS of $5.52, down 33% from record prior year (prior year included a one-time tax benefit of $2.71)

•	Adjusted EPS of $5.46, down 11% from record prior year

•	GAAP operating income of $2,827 million; Adjusted operating income of $2,977 million

•	GAAP operating margin of 6.7%; Adjusted operating margin of 7.0%

•	Record Beef GAAP operating margin of 7.0% and Adjusted operating margin of 7.2%
Fourth Quarter Highlights

•	GAAP EPS of $1.01, down 31% from prior year; Adjusted EPS of $1.21, down 23% from prior year

•	GAAP operating income of $604 million; Adjusted operating income of $686 million

•	Total Company GAAP operating margin of 5.5%; Adjusted operating margin of 6.3%
Guidance

•	High single digit Adjusted[1] EPS growth over time

“Fiscal 2019 was highlighted by significant progress in our strategy to grow our business through differentiated capabilities, deliver service and value to our customers, and sustain our company and our world for future generations,” said Noel White, Tyson Foods’ president and CEO. “We expanded our global footprint, launched innovation in our iconic brands and our new alternative protein brand, and prepared for future growth by investing in technology and infrastructure.

“We’re very optimistic about fiscal 2020, and we currently expect to meet or exceed our long-term earnings algorithm of high single-digit adjusted earnings per share growth as we’re well positioned to take advantage of opportunities in the global marketplace.”

SEGMENT RESULTS (in millions)

Sales
(for the fourth quarter and twelve months ended September 28, 2019, and September 29, 2018)
	Fourth Quarter				Twelve Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2019	2018	Change	Change	2019	2018	Change	Change
Beef	$3,861	$3,913	(4.2)%	2.8%	$15,828	$15,473	(0.1)%	2.4%
Pork	1,258	1,134	2.9%	8.1%	4,932	4,879	0.8%	0.3%
Chicken	3,447	3,115	13.1%	(2.4)%	13,300	12,044	19.7%	(9.3)%
Prepared Foods	2,153	2,097	(2.6)%	5.2%	8,418	8,668	(8.3)%	5.4%
International/Other	513	60	480.3%	272.9%	1,289	305	162.4%	160.5%
Intersegment Sales	(348)	(320)	n/a	n/a	(1,362)	(1,317)	n/a	n/a
Total	$10,884	$9,999	8.9%	—%	$42,405	$40,052	8.8%	(3.0)%

Operating Income (Loss)
(for the fourth quarter and twelve months ended September 28, 2019, and September 29, 2018)
	Fourth Quarter				Twelve Months Ended
			Operating Margin				Operating Margin
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$376	$347	9.7%	8.9%	$1,107	$1,013	7.0%	6.5%
Pork	26	76	2.1%	6.7%	263	361	5.3%	7.4%
Chicken	90	174	2.6%	5.6%	621	866	4.7%	7.2%
Prepared Foods	104	232	4.8%	11.1%	843	845	10.0%	9.7%
International/Other	8	(10)	n/a	n/a	(7)	(53)	n/a	n/a
Total	$604	$819	5.5%	8.2%	$2,827	$3,032	6.7%	7.6%
Note: On June 3, 2019, we acquired the Thai and European operations of BRF S.A. The post-acquisition results from operations of these businesses are included in International/Other for segment presentation. On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and results for operations of Keystone's International business are included in International/Other for segment presentation. In fiscal 2018, we acquired Tecumseh Poultry, LLC and American Proteins, Inc. The post-acquisition results from operations of these businesses are included in our Chicken segment. In fiscal 2018, we also completed the sale of four non-protein businesses as part of our strategic focus on protein brands. All of these businesses were part of our Prepared Foods segment and included Sara Lee® Frozen Bakery, Kettle, Van’s®, and TNT Crust. Additionally, in the first quarter of fiscal 2019, we adopted a new defined benefit and other postretirement accounting standard that required retrospective adjustment of prior periods. Accordingly, total Company and Prepared Foods operating income and adjusted operating income for the fourth quarter and twelve months of fiscal 2018 were reduced by $9 million and $23 million, respectively.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the fourth quarter and twelve months ended September 28, 2019, and September 29, 2018)
	Fourth Quarter				Twelve Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2019	2018	2019	2018	2019	2018	2019	2018
Beef	$407	$348	10.5%	8.9%	$1,139	$1,044	7.2%	6.7%
Pork	27	76	2.1%	6.7%	264	374	5.4%	7.7%
Chicken	95	182	2.8%	5.8%	655	947	4.9%	7.9%
Prepared Foods	149	226	6.9%	10.8%	902	956	10.7%	11.0%
International/Other	8	(10)	n/a	n/a	17	(53)	n/a	n/a
Total	$686	$822	6.3%	8.2%	$2,977	$3,268	7.0%	8.2%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

Summary of Segment Results

•
Beef - Sales volume decreased due to a reduction in live cattle processing capacity from the temporary closure of a production facility as a result of a fire. Average sales price increased as demand for our beef products remained strong. Operating income increased as we continued to maximize our revenues relative to live fed cattle costs, partially offset by increased operating costs and $31 million of net incremental costs from the production facility fire.

•
Pork - Sales volume increased due to increased domestic availability of live hogs and strong demand for our pork products. Average sales price increased associated with higher livestock costs. Operating income decreased due to periods of compressed pork margins caused primarily by the combination of increased livestock supplies, excess domestic availability of pork and export constraints, which drove livestock costs up faster than sales prices.

•
Chicken - Sales volume increased primarily due to incremental volume from business acquisitions. Average sales price decreased due to market conditions and sales mix primarily associated with the acquisition of a poultry rendering and blending business in the fourth quarter of fiscal 2018. Operating income decreased due to increased operating costs and challenging pricing conditions. Additionally, operating income was impacted by approximately $40 million and $55 million for the twelve months and fourth quarter of fiscal 2019, respectively, of net feed ingredient costs and realized and mark-to-market derivative losses. Operating income was impacted by approximately $100 million and $60 million for the twelve months and fourth quarter of fiscal 2018, respectively, of net feed ingredient costs and realized and mark-to-market derivative losses.

•
Prepared Foods - Sales volume decreased primarily from business divestitures. Average sales price increased due to product mix, which was positively impacted by business divestitures, as well as pricing increases in our ongoing business from the pass through of raw material costs. Operating income decreased in the fourth quarter of fiscal 2019 and was relatively flat in fiscal 2019 compared to fiscal 2018 as strong demand for our products and improved product mix was partially offset by increased operating costs, including a $60 million increase in raw material costs. Additionally, operating income in the fourth quarter of fiscal 2019 was impacted by a $41 million impairment from a planned divestiture of a business. Operating income was impacted in fiscal 2018 by a $68 million impairment, net of realized gains, associated with the divestiture of non-protein businesses.

Outlook
For fiscal 2020, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 2-3% from fiscal 2019 levels, but we expect export markets should absorb the increased production. The following is a summary of the outlook for each of our segments, as well as an outlook for capital expenditures, net interest expense, liquidity, tax rate and dividends for fiscal 2020. As our accounting cycle results in a 53-week year in fiscal 2020 as compared to a 52-week year in fiscal 2019, the fiscal 2020 outlook is based on a comparable 52-week year.

Adjusted operating margin guidance is provided below on a non-GAAP basis2.

•
Beef – We expect industry fed cattle supplies to increase approximately 2% in fiscal 2020 as compared to fiscal 2019. We expect ample supplies in regions where we operate our plants. For fiscal 2020, we believe our Beef segment's adjusted operating margin will be 6.5% to 7.5%, absent impacts from ASF.

•
Pork – We expect industry hog supplies to increase approximately 3% in fiscal 2020 as compared to fiscal 2019. We expect increased livestock costs in fiscal 2020 as compared to fiscal 2019. For fiscal 2020, we believe our Pork segment's adjusted operating margin will be 6% to 8%, absent impacts from ASF.

•
Chicken – USDA projects a 2-3% increase in chicken production in fiscal 2020 as compared to fiscal 2019. For fiscal 2020, we believe our Chicken segment's adjusted operating margin will be 6% to 8%, absent impacts from ASF.

•
Prepared Foods – We expect raw material costs to rise in fiscal 2020 as compared to fiscal 2019, but we expect to recover the increased raw material costs through pricing. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. For fiscal 2020, we believe our Prepared Foods segment's adjusted operating margin will be 10% to 12%.

•
International/Other – International/Other includes our Keystone International operations, our Thai and European operations, our foreign operations in China, third-party merger and integration costs and corporate overhead related to Tyson New Ventures, LLC. We expect improved results in fiscal 2020 from improvement in our legacy foreign operations as well as the impact of a full year of Keystone International and our Thai and European operations.

•
Capital Expenditures – For fiscal 2020, we expect capital expenditures to be approximately $1.3 billion. Capital expenditures will include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $450 million for fiscal 2020.

•	Liquidity – We expect total liquidity, which was approximately $1.2 billion at September 28, 2019, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We expect our adjusted effective tax rate to be around 23.5% in fiscal 2020.

•
Dividends – Effective November 11, 2019, the Board of Directors increased the quarterly dividend previously declared on August 8, 2019, to $0.42 per share on our Class A common stock and $0.378 per share on our Class B common stock. The increased quarterly dividend is payable on December 13, 2019, to shareholders of record at the close of business on November 29, 2019. The Board also declared a quarterly dividend of $0.42 per share on our Class A common stock and $0.378 per share on our Class B common stock, payable on March 13, 2020, to shareholders of record at the close of business on February 28, 2020. We anticipate the remaining quarterly dividends in fiscal 2020 will be $0.42 and $0.378 per share of our Class A and Class B stock, respectively. This results in an annual dividend rate in fiscal 2020 of $1.68 for Class A shares and $1.512 for Class B shares, or a 12% increase compared to the fiscal 2019 annual dividend rate.

2The Company is not able to reconcile its full-year fiscal 2020 adjusted operating margin guidance to its fiscal 2020 projected GAAP operating margin guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort. Adjusted operating margin should not be considered a substitute for operating margin or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Sales	$10,884	$9,999	$42,405	$40,052
Cost of Sales	9,745	8,660	37,383	34,956
Gross Profit	1,139	1,339	5,022	5,096

Selling, General and Administrative	535	520	2,195	2,064
Operating Income	604	819	2,827	3,032
Other (Income) Expense:
Interest income	(2)	(1)	(11)	(7)
Interest expense	123	87	462	350
Other, net	17	(24)	(55)	(56)
Total Other (Income) Expense	138	62	396	287
Income before Income Taxes	466	757	2,431	2,745
Income Tax Expense (Benefit)	94	220	396	(282)
Net Income	372	537	2,035	3,027
Less: Net Income Attributable to Noncontrolling Interests	3	—	13	3
Net Income Attributable to Tyson	$369	$537	$2,022	$3,024
Weighted Average Shares Outstanding:
Class A Basic	293	294	293	295
Class B Basic	70	70	70	70
Diluted	367	367	366	369
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.03	$1.50	$5.67	$8.44
Class B Basic	$0.93	$1.35	$5.10	$7.59
Diluted	$1.01	$1.47	$5.52	$8.19
Dividends Declared Per Share:
Class A	$0.375	$0.300	$1.575	$1.275
Class B	$0.338	$0.270	$1.418	$1.148

Sales Growth	8.9%		5.9%
Margins: (Percent of Sales)
Gross Profit	10.5%	13.4%	11.8%	12.7%
Operating Income	5.5%	8.2%	6.7%	7.6%
Net Income Attributable to Tyson	3.4%	5.4%	4.8%	7.6%
Effective Tax Rate	20.2%	29.1%	16.3%	(10.3)%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 28, 2019	September 29, 2018
Assets
Current Assets:
Cash and cash equivalents	$484	$270
Accounts receivable, net	2,173	1,723
Inventories	4,108	3,513
Other current assets	404	182
Total Current Assets	7,169	5,688
Net Property, Plant and Equipment	7,282	6,169
Goodwill	10,844	9,739
Intangible Assets, net	7,037	6,759
Other Assets	765	754
Total Assets	$33,097	$29,109

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$2,102	$1,911
Accounts payable	1,926	1,694
Other current liabilities	1,485	1,426
Total Current Liabilities	5,513	5,031
Long-Term Debt	9,830	7,962
Deferred Income Taxes	2,356	2,107
Other Liabilities	1,172	1,198

Total Tyson Shareholders’ Equity	14,082	12,803
Noncontrolling Interests	144	8
Total Shareholders’ Equity	14,226	12,811

Total Liabilities and Shareholders’ Equity	$33,097	$29,109

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	September 28, 2019	September 29, 2018
Cash Flows From Operating Activities:
Net income	$2,035	$3,027
Depreciation and amortization	1,098	943
Deferred income taxes	92	(865)
Gain on dispositions of businesses	(17)	(42)
Impairment of assets	94	175
Stock-based compensation expense	77	69
Other, net	(20)	(58)
Net changes in operating assets and liabilities	(846)	(286)
Cash Provided by Operating Activities	2,513	2,963

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(1,259)	(1,200)
Purchases of marketable securities	(64)	(42)
Proceeds from sale of marketable securities	63	37
Acquisitions, net of cash acquired	(2,462)	(1,474)
Proceeds from sale of business	170	797
Other, net	88	(24)
Cash Used for Investing Activities	(3,464)	(1,906)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	$4,634	$1,148
Payments on debt	(3,208)	(1,307)
Borrowings on revolving credit facility	1,135	1,755
Payments on revolving credit facility	(1,065)	(1,755)
Proceeds from issuance of commercial paper	17,722	21,024
Repayments of commercial paper	(17,327)	(21,197)
Purchases of Tyson Class A common stock	$(252)	$(427)
Dividends	(537)	(431)
Stock options exercised	$99	$102
Other, net	(30)	(14)
Cash Provided by (Used for) Financing Activities	1,171	(1,102)
Effect of Exchange Rate Changes on Cash	(6)	(3)
Increase (Decrease) in Cash and Cash Equivalents	214	(48)
Cash and Cash Equivalents at Beginning of Year	270	318
Cash and Cash Equivalents at End of Period	$484	$270

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Twelve Months Ended
	September 28, 2019	September 29, 2018

Net income	$2,035	$3,027
Less: Interest income	(11)	(7)
Add: Interest expense	462	350
Add: Income tax expense (benefit)	396	(282)
Add: Depreciation	819	723
Add: Amortization (a)	267	210
EBITDA	$3,968	$4,021

Adjustments to EBITDA:
Add: One-time cash bonus to frontline employees	$—	$109
Add: Keystone purchase accounting and acquisition related costs (b)	37	—
Add: Impairments net of realized gains associated with the divestiture of businesses (c)	41	68
Add: Restructuring and related charges	41	59
Add: Beef production facility fire costs	31	—
Add: Pension plan termination charge	15	—
Less: Gain on sale of investment	(55)	—
Total Adjusted EBITDA	$4,078	$4,257

Total gross debt	$11,932	$9,873
Less: Cash and cash equivalents	(484)	(270)
Less: Short-term investments	(1)	(1)
Total net debt	$11,447	$9,602

Ratio Calculations:
Gross debt/EBITDA	3.0x	2.5x
Net debt/EBITDA	2.9x	2.4x

Gross debt/Adjusted EBITDA	2.9x	2.3x
Net debt/Adjusted EBITDA	2.8x	2.3x

(a)
Excludes the amortization of debt issuance and debt discount expense of $12 million and $10 million for the twelve months ended September 28, 2019, and September 29, 2018, respectively, as it is included in interest expense.

(b)	Keystone acquisition and integration costs for the fiscal year 2019 included $11 million of purchase accounting adjustments and $26 million acquisition related costs.

(c)
The fiscal year ended September 28, 2019 included a $41 million impairment associated with the planned divestiture of a business. The fiscal year ended September 29, 2018 included $101 million of impairments net of $33 million realized gains associated with the divestitures of non-protein businesses.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Fourth Quarter				Twelve Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2019	2018	2019	2018	2019	2018	2019	2018

Reported net income per share attributable to Tyson			$1.01	$1.47			$5.52	$8.19

Add: Restructuring and related charges	$10	$14	0.02	0.03	$41	$59	0.08	0.12

Add: Impairment net of realized gains associated with the divestiture of businesses (a)	$41	$(11)	0.09	0.08	$41	$68	0.09	0.34

Add: Beef production facility fire costs	$31	$—	0.06	—	$31	$—	0.06	—

Add: Pension plan termination charge	$15	$—	0.03	—	$15	$—	0.03	—

Less: Gain on sale of investment	$—	$—	—	—	$(55)	$—	(0.11)	—

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	—	$—	$—	(0.29)	—

Add: Keystone purchase accounting and acquisition related costs (b)	$—	$—	—	—	$37	$—	0.08	—

Add: One-time cash bonus to frontline employees	$—	$—	—	—	$—	$109	—	0.22

Less: Tax benefit from remeasurement of net deferred tax liabilities at lower enacted tax rates	$—	$—	—	—	$—	$—	—	(2.71)

Adjusted net income per share attributable to Tyson			$1.21	$1.58			$5.46	$6.16

(a)
EPS impact for the fourth quarter and twelve months of fiscal year 2019 included a $41 million impairment associated with the planned divestiture of a business. EPS impact for the twelve months of fiscal 2018 included $101 million of impairments related to the expected sale of a non-protein business net of $33 million realized gains associated with the sale of non-protein businesses, which combined on an after-tax basis resulted in a $0.34 impact to EPS. EPS impact for the fourth quarter of fiscal 2018 included a pretax gain, but a post-tax loss, associated with sale of a non-protein business.

(b)
Keystone purchase accounting and acquisition related costs for the twelve months of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $26 million of acquisition related costs.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

Adjusted EPS guidance is provided on a non-GAAP basis. The Company is not able to reconcile its full-year fiscal 2019 Adjusted EPS guidance to its full-year fiscal 2019 projected GAAP EPS guidance because certain information necessary to calculate such measure on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of this measure without unreasonable effort.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the fourth quarter ended September 28, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$376	$26	$90	$104	$8	$604
Add: Restructuring and related charges	—	1	5	4	—	10
Add: Beef production facility fire costs	31	—	—	—	—	31
Add: Impairment associated with the planned divestiture of a business (a)	—	—	—	41	—	41
Adjusted operating income (loss)	$407	$27	$95	$149	$8	$686

Adjusted Operating Income (Loss)
(for the fourth quarter ended September 29, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$347	$76	$174	$232	$(10)	$819
Add: Restructuring and related charges	1	—	8	5	—	14
Less: Realized gain associated with the divestiture of a non-protein business (a)	—	—	—	(11)	—	(11)
Adjusted operating income (loss)	$348	$76	$182	$226	$(10)	$822

Adjusted Operating Income (Loss)
(for the twelve months ended September 28, 2019)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$1,107	$263	$621	$843	$(7)	$2,827
Add: Restructuring and related charges	1	1	21	18	—	41
Add: Keystone purchase accounting and acquisition related costs	—	—	13	—	24	37
Add: Beef production facility fire costs	31	—	—	—	—	31
Add: Impairment associated with the planned divestiture of a business (a)	—	—	—	41	—	41
Adjusted operating income (loss)	$1,139	$264	$655	$902	$17	$2,977

Adjusted Operating Income (Loss)
(for the twelve months ended September 29, 2018)
	Beef	Pork	Chicken	Prepared Foods	Other	Total
Reported operating income (loss)	$1,013	$361	$866	$845	$(53)	$3,032
Add: One-time cash bonus to frontline employees	27	12	51	19	—	109
Add: Restructuring and related charges	4	1	30	24	—	59
Add: Impairment net of a realized gain associated with the divestitures of non-protein businesses (a)	—	—	—	68	—	68
Adjusted operating income (loss)	$1,044	$374	$947	$956	$(53)	$3,268

(a)
Operating income for the fourth quarter and twelve months of fiscal year 2019 included a $41 million impairment associated with the planned divestiture of a business. Operating income impact for fiscal 2018 included $101 million of impairments related to the expected sale of a non-protein business net of $33 million realized pretax gains associated with the sale of non-protein businesses. Operating income impact for the fourth quarter of fiscal 2018 included a $11 million realized pretax gain associated with the sale of a non-protein business.

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 141,000 team members at September 28, 2019. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Tuesday, November 12, 2019. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10136099. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2082311/BABF854EF5809AB7023D2789449C7100. A telephone replay of the call will be available until December 12, 2019, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10133550. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.
To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for fiscal 2020, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the effectiveness of our financial fitness program; (v) the implementation of an enterprise resource planning system; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with employees, labor unions, contract farmers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) effectiveness of advertising and marketing programs; (xi) our ability to leverage brand value propositions; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) adverse results from litigation; (xvi) cyber incidents, security breaches or other disruptions of our information technology systems; (xvii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xviii) risks associated with our commodity purchasing activities; (xix) the effect of, or changes in, general economic conditions; (xx) significant marketing plan changes by large customers or loss of one or more large customers; (xxi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxii) failure to maximize or assert our intellectual property rights; (xxiii) our participation in multiemployer pension plans; (xxiv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxv) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvi) volatility in capital markets or interest rates; (xxvii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; and (xxviii) those factors listed under Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the period ended September 28, 2019.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom